Exhibit 99.1

For Immediate Release

SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2008

MT. LAUREL, NEW JERSEY, August 13, 2008 . . . SL INDUSTRIES, INC. (AMEX & PHLX: SLI) announced today that net sales for the second quarter ended June 30, 2008 were $48,734,000, compared to $52,730,000 for the second quarter last year.  Income from continuing operations was $1,999,000, or $0.34 per diluted share, compared to income from continuing operations of $3,236,000, or $0.56 per diluted share, for the same period in 2007.

Net sales from continuing operations for the six months ended June 30, 2008 were $94,096,000, compared to net sales of $101,057,000 for the six months ended June 30, 2007.  Income from continuing operations for the six months ended June 30, 2008 was $3,346,000, or $0.56 per diluted share, compared to income from continuing operations of $5,275,000, or $0.91 per diluted share, for the same period last year.

Loss from discontinued operations, net of tax, was $453,000 for the first six months of 2008, compared to a loss from discontinued operations, net of tax, of $789,000 for the same period last year.  Loss from discontinued operations, net of tax, decreased relative to unusually high legal and consulting fees incurred last year with respect to certain environmental matters.  As a result, for the six-month period ended June 30, 2008, the Company recorded net income of $2,893,000, or $0.48 per diluted share, compared to net income of $4,486,000, or $0.78 per diluted share, for the same period last year.

The Company’s four business segments recorded mixed results for the first six months of 2008.  SL Power Electronics Corp. recorded net sales of $39,026,000 and operating income of $1,586,000, as compared to net sales of $47,255,000 and operating income of $4,192,000 for the same period in 2007.  The High Power Group recorded net sales of $29,225,000 and operating income of $2,974,000, as compared to net sales of $28,822,000 and operating income of $3,791,000 for the same period last year.  SL Montevideo Technology, Inc. recorded net sales of $15,085,000 and operating income of $2,053,000, as compared to net sales of $14,065,000 and operating income of $1,701,000 for the first six months of 2007.  RFL Electronics Inc. recorded net sales of $10,760,000 and operating income of $764,000, as compared to net sales of $10,915,000 and operating income of $849,000 for the same period last year.

Engineering and product development expenses for the first six months of 2008 increased by $585,000, or approximately 9%, as compared to the same period last year.  This increase was primarily attributable to the Power Electronics Group, which added engineers at several locations and incurred additional agency fees in connection with new custom product programs.

The Company reported net new orders of $49.7 million in the second quarter of 2008, compared to net new orders of $51.9 million in the second quarter of 2007.  Backlog at June 30, 2008 was $61.7 million, as compared to $55.9 million a year earlier.

Commenting on the results, James Taylor, President and Chief Executive Officer of SL Industries, said, “The Company’s disappointing results are largely driven by the substantial reduction of two significant customer programs at SL Power Electronics Corp.  In the current cyclical business downturn, SLPE has struggled to replace sales and bookings represented by these two programs.  In addition, higher commodities prices, particularly for copper, continue to pressure margins.  In light of persistent sluggish demand, the Power Electronics Group is undertaking several initiatives in the second half to reduce expenses.”

“Notwithstanding the current slowdown, the strategic outlook for SL Power Electronics remains excellent.  SLPE is working on a record number of custom product programs.  Teal Electronics posted strong sales and bookings, including its first major program in the defense industry.  MTE Corporation reported increased sales and profits due to strong demand in the natural resource recovery market.  Therefore, while we are targeting cost reductions in administration and operations, the Company has increased its engineering capabilities in order to seize opportunities for accelerated growth over the long run.”

Taylor stated, “SL Montevideo Technology continued its eighth consecutive quarter of improvement since we initiated operational changes two years ago.  Commercial and military aerospace programs account for the strong sales growth.  Financial performance continues to improve as a result of lean manufacturing principles.”

Taylor continued, “RFL Electronics recorded stable bookings and sales for the first half.  Consistent with prior years, we expect increased activity in the second half of the year.  RFL is on track to release its next-generation communications product by year-end.”

Taylor added, “Corporate and other expenses, which relate to corporate administration, strategic management and oversight, capital financing, risk management, corporate governance and controls, legal and litigation activities and public reporting expenses were $2,231,000 for the six month period ended June 30, 2008, as compared to $2,510,000 for the same period in 2007.  Despite this significant reduction, corporate expenses represented 2% of net sales for the first half of each of 2008 and 2007, as a result of lower sales in the current period.

Taylor concluded, “On May 14, the Company held its Annual Shareholder’s Meeting, at which time shareholders re-elected all of the directors standing for re-election and approved a new incentive stock option plan by margins exceeding 80%.  On behalf of the entire Board of Directors, we thank our shareholders for their continued support.”

About SL Industries, Inc.

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

David Nuzzo, Chief Financial Officer
E-mail: David.Nuzzo@slindustries.com
Phone: 856-727-1500, ext. 5515
Facsimile: 856-727-1683

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)
	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$0	$733
Receivables, net	30,298	30,068
Inventories, net	24,066	22,242
Other current assets	3,071	5,261
Total current assets	57,435	58,304

Property, plant and equipment, net	10,703	11,047
Intangible assets, net	28,273	28,747
Other assets	7,981	6,575
Total assets	$104,392	$104,673

LIABILITIES & SHAREHOLDERS’ EQUITY
Long term debt due within one year	$5,239	$0
Current liabilities	25,266	27,698
Long term debt	0	6,000
Other liabilities	9,374	9,346
Shareholders’ equity	64,513	61,629
Total liabilities and shareholders’ equity	$104,392	$104,673

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$48,734	$52,730	$94,096	$101,057

Cost and expenses:
Cost of products sold	33,697	34,781	64,269	67,151
Engineering and product development	3,535	3,218	6,998	6,413
Selling, general and administrative	7,594	9,097	15,842	17,642
Depreciation and amortization	925	922	1,841	1,828
Total cost and expenses	45,751	48,018	88,950	93,034

Income from operations	2,983	4,712	5,146	8,023
Other income (expense):
Amortization of deferred financing costs	(22)	(22)	(44)	(44)
Interest income	5	1	15	18
Interest expense	(45)	(256)	(168)	(579)

Income from continuing operations before income taxes	2,921	4,435	4,949	7,418

Income tax provision	922	1,199	1,603	2,143
Income from continuing operations	1,999	3,236	3,346	5,275
(Loss) from discontinued operations (net of tax)	(241)	(418)	(453)	(789)
Net income	$1,758	$2,818	$2,893	$4,486

Basic net income (loss) per common share
Income from continuing operations	$0.34	$0.57	$0.57	$0.94
(Loss) from discontinued operations (net of tax)	(0.04)	(0.07)	(0.08)	(0.14)
Net income	$0.30	$0.50	$0.49	$0.80

Diluted net income (loss) per common share
Income from continuing operations	$0.34	$0.56	$0.56	$0.91
(Loss) from discontinued operations (net of tax)	(0.04)	(0.07)	(0.08)	(0.14)
Net income	$0.30	$0.49	$0.48	$0.78 *

Shares used in computing basic net income (loss) per common share	5,862	5,638	5,857	5,639

Shares used in computing diluted net income (loss) per common share	5,955	5,801	5,965	5,786

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007**	2008	2007**
Net income	$1,758	$2,818	$2,893	$4,486
Other comprehensive income (net of tax):
Foreign currency translation	(131)	(14)	(173)	(31)
Unrealized gain on securities	-	74	-	74
Comprehensive income	$1,627	$2,878	$2,720	$4,529

* Earnings per share does not total due to rounding.
** Components of other comprehensive income have been reclassified for comparative purposes.